EXHIBIT 10.25

EXECUTION COPY

3/1/2016

Ingredion Incorporated

Executive Severance Agreement

Agreement, made this _1st___ day of __March________________, 2016, by and between
Ingredion Incorporated, a Delaware corporation (the “Company”), and Stephen K. Latreille (the “Executive”).

WHEREAS, the Executive is Vice President, Corporate Controller, Principal Accounting Officer, and

WHEREAS, the Company recognizes that the possibility of a change in control raises uncertainty and questions and may result in the departure or distraction of the Executive to the detriment of the Company and its stockholders; and

WHEREAS, the Company wishes to assure that it will have the continued dedication of the Executive and the availability of the Executive‘s advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

Article 1.  Change in Control

1.1Benefits shall be provided under Article 3 hereof only in the event there shall have occurred a “Change in Control”, as such term is defined below, and the Executive’s employment by the Company and its Subsidiaries shall thereafter have terminated in accordance with Article 2 below within the period beginning on the date of the “Change in Control” and ending on the second anniversary of the date of the “Change in Control” (the “Protection Period”). If any Protection Period terminates without the Executive’s employment having terminated, any subsequent “Change in Control” shall give rise to a new Protection Period. No benefits shall be paid under Article 3 of this Agreement if the Executive’s employment terminates outside of a Protection Period.

(a) “Change in Control” shall mean:

(1)  The acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1.1(a); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)Individuals who, as of the beginning of any consecutive two-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii)  no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 15% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)The consummation of a plan of complete liquidation or dissolution of the        Company.

(b)For purposes of this Agreement, the term “Subsidiary” shall mean any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock.

Article 2.  Termination Following Change in Control

2.1The Executive shall be entitled to the benefits provided in Article 3 hereof upon any termination of his employment with the Company and its Subsidiaries within a Protection Period, except a termination of employment because of his death, because of a “Disability,” by the Company for “Cause,” or by the Executive other than for “Good Reason.”

(a)Disability.   The Executive‘s employment shall be deemed to have terminated because of a “Disability” on the date on which the Executive becomes eligible to receive long-term disability benefits under the Company‘s Master Welfare and Cafeteria Plan (the “Cafeteria Plan”) (or any other plan), or a similar long-term disability plan of a Subsidiary, or a successor to the Cafeteria Plan or to any such similar plan which is applicable to the Executive. If the Executive is not covered for long-term disability benefits by the Cafeteria Plan or a similar or successor long-term disability plan, the Executive shall be deemed to have terminated because of a “Disability” on the date on which he would have become eligible to receive long-term disability benefits if he were covered for long-term disability benefits by the Company‘s Cafeteria Plan.

(b)Cause.  Termination of the Executive‘s employment by the Company or a Subsidiary for “Cause” shall mean termination by reason of (A) the Executive‘s willful engagement in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the Executive at the expense of the Company or any of its Subsidiaries, or (2) is demonstrably and materially injurious to the financial condition or reputation of the Company or any of its Subsidiaries, (B) the Executive‘s willful violation of the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its Subsidiaries and the Executive or (C) the commission by the Executive of a felony. An act or omission shall be deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company and its Subsidiaries.

(c)Without Cause.   The Company or a Subsidiary may terminate the employment of the Executive without Cause during a Protection Period only by giving the Executive written notice of termination to that effect. In that event, the Executive‘s employment shall terminate on the last day of the month in which such notice is given (or such later date as may be specified in such notice).

(d)Good Reason.   Termination of employment by the Executive for “Good Reason” shall mean termination within a Protection Period:

(i)If there has occurred a material reduction by the Company or a Subsidiary in the Executive‘s base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)If the Company or a Subsidiary, without the Executive‘s written consent, has required the Executive to be relocated anywhere in excess of thirty-five (35) miles from his office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company or a Subsidiary to an extent substantially consistent with the Executive‘s business travel obligations immediately before the beginning of the Protection Period;

(iii)If there has occurred a failure by the Company or a Subsidiary to maintain plans providing benefits substantially the same as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has taken any action which would adversely affect the Executive‘s participation in or materially reduce the Executive‘s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has failed to provide the Executive with the number of paid vacation days to which he would be entitled in accordance with the applicable vacation policy of the Company or Subsidiary as in effect immediately before the beginning of the Protection Period; or

(iv)If the Company or a Subsidiary has reduced in any manner which the Executive reasonably considers important the Executive‘s title, job authorities or responsibilities immediately before the beginning of the Protection Period.

The Executive shall exercise his right to terminate his employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure” such that the circumstances constituting such Good Reason are eliminated. The Executive‘s employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason.

A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (d) shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

(e)Transfers; Sale of Subsidiary.  A transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, or between Subsidiaries shall not be considered a termination of employment for purposes of this Agreement. If the Company‘s ownership of a corporation is reduced so as to cause such corporation to cease to be a “Subsidiary” as defined in Section 1.1(b) of this Agreement and the Executive continues in employment with such corporation, the Executive shall not be considered to have terminated employment for purposes of this Agreement and the Executive shall have no right to any benefits pursuant to Article 3 unless (a) a Change in Control occurred prior to such reduction in ownership and (b) the Executive‘s employment terminates within the Protection Period beginning on the date of such Change in Control under circumstances that would have entitled the Executive to benefits if such corporation were still a Subsidiary.

Article 3.  Benefits Upon Termination Within Protection Period

3.1If, within a Protection Period, the Executive’s employment by the Company or a Subsidiary shall terminate other than because of his death, because of a Disability, by the Company for Cause, or by the Executive other than for Good Reason, if the Executive signs a general release in a form acceptable to the Company that releases the Company from any and all claims that the Executive may have, and the Executive affirmatively agrees not to violate the provisions of Article 5 (a “General Release”), the Executive shall be entitled to the benefits provided for below:

(a)The Company or a Subsidiary shall pay to the Executive through the date of the Executive‘s termination of employment base salary at the rate then in effect, together with salary in lieu of vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company or Subsidiary.

(b)The Company or Subsidiary shall also pay to the Executive the amount equal to the target annual bonus established for the Executive under the Company’s Short-Term Incentive Program or a similar bonus plan of a Subsidiary (or a successor to any such bonus plan) for the fiscal year in which the Executive’s termination of employment occurs, reduced pro rata for that portion of the fiscal year not completed as of the date of the Executive’s termination of employment.

(c)The Company or a Subsidiary shall pay the Executive as a severance payment an amount equal to one  (1) times 52 weeks of base salary at the rate in effect on his date of termination of employment; and (B) the target annual bonus established for the Executive under the Company‘s Short-Term Program or a similar bonus plan of a Subsidiary (or a successor to any such bonus plan) for the fiscal year in which the Executive’s termination of employment occurs.

(d)All other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company.

The Executive shall be entitled to all payments and benefits provided for by or pursuant to this Section 3.1 whether or not he seeks or obtains other employment, except as otherwise specifically provided in this Section 3.1.

Article 4.  Benefits Upon Termination Outside of Protection Period

4.1If, outside of a Protection Period, the Executive’s employment by the Company or a Subsidiary shall be terminated by the Company without Cause, if, no later than sixty (60) days after the date of the Executive’s termination of employment, the Executive signs a General Release, and such General Release is not revoked by the Executive and becomes effective, the Executive shall be entitled to the benefits provided for below:

(a)The Company or a Subsidiary shall pay to the Executive through the date of the Executive’s termination of employment base salary at the rate then in effect, together with salary in lieu of vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company or Subsidiary.

(b)The Company or Subsidiary shall also pay to the Executive as a severance payment an amount equal to one (1) times his base salary in effect on the date of his date of termination of employment.

Article 5.   Benefits Payment Schedule

5.1Payment Schedule. Payments due to the Executive pursuant to Article 3 shall be paid as follows:

(a)If the Executive is not a “Specified Employee” (as that term is defined and determined under IRC Section 409A) or if the Executive is a Specified Employee,  then only with respect to payments provided in Section 3.1or 4.1 that are not deferred compensation subject to IRC Section 409A, as soon as administratively practicable, but in no event later than March 15 of the calendar year after the calendar year of the Executive’s date of Separation from Service (as defined under IRC Section 409A); and

(b)If the Executive is a Specified Employee, for payments that are deferred compensation subject to IRC Section 409A, as soon as administratively practicable on or after, but in no event later than the end of the calendar year in which such date occurs, or, if later, the 15th day of the third calendar month following such date, the date six (6) months following the Executive’s date of Separation from Service.

Notwithstanding the above, the Company’s obligation to pay severance amounts due to the Executive pursuant to Article 3, to the extent not already paid, shall cease immediately and such payments will be forfeited, if the Executive violates any condition described in Sections 6.1, 6.2, 6.3 or 6.4, after his termination of employment. To the extent already paid, should the Executive violate any condition described in Sections 6.1, 6.2, 6.3 or 6.4, after his termination of employment, the severance amounts provided hereunder shall be repaid in their entirety by the Executive to the Company, and all rights to such payments shall be forfeited.

Article 6.   Restrictive Covenants

6.1Confidentiality.  The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment), nor use in any manner, either during the Executive’s employment period or after the termination, for any reason, any Protected Information, or cause any such information of the Company or its Subsidiaries to enter the public domain. For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company or its Subsidiaries, and any other information of the Company, including but not limited to, software, records, manuals, books, forms, documents, notes, letters, reports, data, tables, compositions, articles, devices, apparatus, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company, its Subsidiaries and its agents or employees, including the Executive; provided, however that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

6.2 Nonsolicitation.  During the term of this Agreement and for a period after the Executive’s date of termination of employment equal to twelve (12) months the Executive shall not , directly or indirectly, other than on behalf of the Company or its Subsidiaries:

(a) Induce or assist in the inducement of any individual away from the Company’s or any of its Subsidiaries’ employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Company’s or any of its Subsidiaries’ interests with undivided loyalty; or

(b) Induce or assist in the inducement of any individual or entity that provides services to the Company or any of its Subsidiaries to reduce any such services provided to, or to terminate their relationship with the Company or any of its Subsidiaries.

6.3Noncompetition.  The Executive expressly acknowledges that the Company and its Subsidiaries market and sell products globally, and given the Executive’s substantial experience and expertise in the industry including his significant exposure, access to, and participation in the development of the Company’s and its Subsidiaries’ strategy, marketing, intellectual property and confidential and proprietary information, his business affiliation with any individual or entity that sells or develops products similar to, or that may serve as a substitute for, the Company’s or any of its Subsidiaries’ products, would cause substantial and irreparable harm to the Company’s, and/or its Subsidiaries’ business.  Accordingly, the Executive agrees that during his employment with the Company or any of its Subsidiaries, and for a period after the termination of his employment with the Company and its Subsidiaries equal to twelve (12) months the Executive shall not, directly or indirectly, other than on behalf of the Company or its Subsidiaries, participate or become involved as an owner, partner, member, director, officer, employee, or consultant, or otherwise enter into any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, corn, rice, potato, oils, sweeteners, starches or other products produced by the Company or any of its Subsidiaries or that could be used as a substitute for such products including, but not limited to, Tapioca, Manioc, Yucca or Potato starches; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Meltose syrup, texturants, and Maltodextrin sweeteners; Prebiotics; Omega-3; seed development, emulsifiers, encapsulants, non-synthetic green products, Plant derived calcium and minerals; Inulin fibers; Resins used in adhesives and fragrances; Corn oil; Gluten protein; and Caramel Color, and specifically including but not limited to the following entities that manufacture such or similar products:  ADM, Cargill, Bunge, Tate & Lyle, and Roquette.

6.4Ownership.  The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets which arise out of the performance of this Agreement are the property of the Company.

6.5Injunctive Relief.   The Executive acknowledges and agrees that the covenants contained in this Article 5 are reasonable in scope and duration, and are necessary to protect the Company’s, and its Subsidiaries’ legitimate business interests.  Without limiting the rights of the Company and/or its Subsidiaries to pursue any other legal and/or equitable remedies available to them for any breach by the Executive of the covenants contained in this Article 5, the Executive acknowledges that a breach of those covenants would cause a loss to the Company and/or its Subsidiaries for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company and/or its Subsidiaries for a breach of those covenants and that, accordingly, the Company and/or its Subsidiaries shall be entitled to seek injunctive relief to prevent any breach or continuing breaches of the Executive’s covenants as set forth in this Article 5.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

Article 7.   No Other Severance Benefits; Right to Other Plan Benefits.

In the event of termination of the Executive‘s employment under circumstances entitling the Executive to benefits hereunder, the Executive shall not be entitled to any other severance benefits except those provided by or pursuant to this Agreement, and the Executive hereby waives any claim against the Company or any of its Subsidiaries or affiliates for any additional severance benefits to which he might otherwise be entitled, including under any plan, program, policy or arrangement maintained by the Company or any of its Subsidiaries or affiliates.  Except as provided in the preceding sentence, nothing in this Agreement shall be construed as limiting in any way any rights or benefits that the Executive may have pursuant to the terms of any other plan, program, policy or arrangement maintained by the Company or any of its Subsidiaries or affiliates.

Article 8.   Termination of Employment Agreements.

Any and all Employment Agreements entered into between the Company or any of its Subsidiaries and the Executive prior to the date of this Agreement are hereby terminated.

Article 9.   Termination and Amendment; Successors; Binding Agreement.

9.1This Agreement shall terminate on the close of business on the date preceding the one-year anniversary of the date of this Agreement; provided, however, that commencing on the annual anniversary of the date of this Agreement and each anniversary of the date of this Agreement thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least six (6) months prior to such anniversary date, the Company or the Executive shall have given notice to the other party, in accordance with Article 9, that this Agreement shall not be extended. This Agreement may be amended only by an instrument in writing signed by the Company and the Executive. The Company expressly acknowledges that, during the term of this Agreement, the Executive shall have a binding and irrevocable right to the benefits set forth hereunder in the event of his termination of employment during a Protection Period to the extent provided in Section 2.1. Any purported amendment or termination of this Agreement by the Company, other than pursuant to the terms of this Section 9.1, shall be ineffective, and the Executive shall not lose any right hereunder by failing to contest such a purported amendment or termination.

9.2This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive and the Executive‘s legal representatives. If the Executive should die while any amounts remain payable to his hereunder, all such amounts shall be paid to his designated beneficiary or, if there be no such beneficiary, to his estate.

9.3The Company expressly acknowledges and agrees that the Executive shall have a contractual right to the benefits provided hereunder, and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. If any dispute arises after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company.

9.4The Company‘s obligation to provide the benefits set forth in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or any Subsidiary may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company or any Subsidiary shall be final, and neither the Company nor any Subsidiary will seek to recover all or any portion of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

Article 10.   Notice.

All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Executive:

Mr. Stephen K. Latreille

422 Elmore St.

Park Ridge, IL 60068

If to the Company:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, IL 60154

Attention:  Senior Vice President – Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith.

Article 11.   Miscellaneous.

No provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Executive and the Company‘s Chief Executive Officer or such other officer as may be designated by the Board. No waiver by either party of any breach by the other party of, or compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to its principles of conflict of laws, and by applicable laws of the United States.

Article 12.   Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

___/s/ Stephen K. Latreille______________________

Executive

Ingredion Incorporated

By:  __/s/ Diane J. Frisch_______________________

Company Representative Position